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Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-221056
November 13, 2017

Jianpu Technology Inc.

        Jianpu Technology Inc., or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. LLC at 212-902-1171, Morgan Stanley & Co. International plc at 1-866-718-1649, J.P. Morgan Securities LLC at +1-866-803-9204, or China Renaissance Securities (Hong Kong) Limited at 852-2287-1600. You may also access the Company's most recent prospectus dated November 13, 2017, which is included in Amendment No. 2 to the Company's registration statement on Form F-1, as filed with the SEC on November 13, 2017, or Amendment No. 2, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/1713923/000104746917007008/a2233725zf-1a.htm

        Jianpu Technology Inc. filed an initial registration statement on Form F-1 (registration No. 333-221056) with the SEC via EDGAR on October 20, 2017, and filed Amendment No. 1 to the registration statement, or Amendment No. 1, on November 3, 2017. References to "we," "us," "our," and other terms that are used but not specifically defined in this free writing prospectus are used in the manner described in the preliminary prospectus that forms a part of Amendment No. 1, or the Preliminary Prospectus, which is available on the SEC website at www.sec.gov. This free writing prospectus reflects certain of the amendments to the Preliminary Prospectus. All references to page numbers are to the page numbers of the Preliminary Prospectus as included in Amendment No. 2.

PROSPECTUS FRONT COVER

  The following paragraph is added to the prospectus front cover following the fifth paragraph:

        Sequoia Capital CV IV Holdco, Ltd., or Sequoia Capital CV, an investment fund affiliated with Sequoia and an existing shareholder of RONG360 Inc., has indicated an interest in purchasing up to US$7 million worth of the ADSs being offered in this offering, at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$9.50 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Sequoia Capital CV would be up to 736,842 ADSs, approximately 3.3% of the ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to Sequoia Capital CV.

PROSPECTUS SUMMARY

  The following is added to the disclosure under the heading "The Offering" on page 14:

Indication of interest	Sequoia Capital CV, an existing shareholder of RONG360 Inc., has indicated an interest in purchasing up to US$7 million worth of the ADSs being offered in this offering, at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$9.50 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Sequoia Capital CV would be up to 736,842 ADSs, approximately 3.3% of the ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to Sequoia Capital CV.

PRINCIPAL SHAREHOLDERS

  The following paragraph is added as the last paragraph on page 148:

        Sequoia Capital CV, an existing shareholder of RONG360 Inc., has indicated an interest in purchasing up to US$7 million worth of the ADSs being offered in this offering, at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$9.50 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Sequoia Capital CV would be up to 736,842 ADSs, approximately 3.3% of the ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to Sequoia Capital CV. Accordingly, the figures in the table below do not reflect such possible purchases of ADSs in this offering by Sequoia Capital CV. See "Prospectus Summary" and "Underwriting" for additional information.

UNDERWRITING

  The following paragraph is added following the third paragraph on page 186:

        Sequoia Capital CV, an existing shareholder of RONG360 Inc., has indicated an interest in purchasing up to US$7 million worth of the ADSs being offered in this offering, at the initial public offering price and on the same terms as the other ADSs being offered. Assuming an initial public offering price of US$9.50 per ADS, which is the mid-point of the estimated offering price range, the number of ADSs to be purchased by Sequoia Capital CV would be up to 736,842 ADSs, approximately 3.3% of the ADSs being offered in this offering. We and the underwriters are currently under no obligation to sell ADSs to Sequoia Capital CV.

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Jianpu Technology Inc.